CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated April 14, 2010, on the statement of Assets and Liabilities of Dividend Champions Fund, (the “Fund”), a series of Horizon Funds and to all references to our firm included in or made a part of this Post Effective Amendment No. 9 under the Securities Act of 1933 and Post Effective Amendment No. 11under the Investment Company Act of 1940 to Horizon Funds Registration Statement on Form N-1A (File Nos. 333-103875 and 811-21322)  included in the Prospectus under the heading “Financial Highlights” and the heading “Independent Registered Public Accountants” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

June 7, 2010